Exhibit 99.1

November 1, 2007

Re: Third Quarter 2007 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to provide you with your third quarter limited partnership update. This update packet includes the following materials:

•	Partnership Account Details of your account activity in the third quarter

•	Consolidated Partnership Distribution Summary of third quarter distributions and withholdings if the Fund(s) in which you are invested are distributing proceeds this quarter*

•

Consolidated Distribution Check if the Fund(s) in which you are invested are distributing anticipated proceeds this quarter.* (Please see the enclosed fact sheet(s) for more information about distributions.)

•	Third Quarter 2007 L.P. Fact Sheet for each Fund in which you are a limited partner

*	Class A share investors in Wells Funds III, VIII, IX, X, and Cash-Preferred share investors in Wells Funds XII, XIII, and XIV are expected to receive an operating distribution. Investors in Wells Funds XI, XII, XIII, and XIV are expected to receive a net sales proceeds distribution in accordance with the terms of the Partnership Agreement.

The Consolidated Partnership Distribution Summary includes any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the third quarter.

As in previous quarters, you’ll want to review the Fund fact sheet(s), which include(s) an overview of a Fund’s portfolio, property activity, and current return.

If you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Sincerely,

Leo F. Wells III
General Partner

Enclosures

cc:	Financial Representative

5278

Continued on reverse

6200 The Corners Parkway    Norcross, GA 30092-3365    Tel: 770-449-7800    Tel: 800-448-1010    Fax: 770-243-8199     www.wellsref.com

DISCLOSURE

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

6200 The Corners Parkway  Norcross, GA 30092-3365  Tel: 770-449-7800  Tel: 800-448-1010  Fax: 770-243-8199   www.wellsref.com